Exhibit 99.1

October 23, 2008

Dear Shareholder,

We are pleased to report the results for BankGreenville Financial Corporation and its subsidiary, BankGreenville, for the quarter and nine months ended September 30, 2008.

In spite of the economic challenges experienced over the last few months, we are happy to report that we posted a third quarter 2008 net profit of $4,708, or $0.004 per diluted share, compared to a net loss of $144,099, or $0.12 per diluted share, for the quarter ended September 30, 2007, for an improvement of 103%. Net loss for the nine month period in 2008 was $80,726, or $0.07 per diluted share, compared to a net loss of $454,668, or $0.39 per diluted share for the same period in 2007, for an improvement of 82%.

We continued to experience strong asset and loan growth during the quarter as well as for the first nine months of 2008.  Total assets were $79.6 million at September 30, 2008, an increase of $21.0 million, or 36%, over total assets of $58.6 million at December 31, 2007, and an increase of $30.7 million, or 63% over total assets of $48.9 million at September 30, 2007.  Gross loans were $52.6 million, compared to $36.2 million at December 31, 2007, for an increase of $16.4 million or 45%.

Deposits were $54.8 million at September 30, 2008, compared to $44.1 million at December 31, 2007, for an increase of $10.7 million, or 24%.  Federal Home Loan Bank advances, which represent an alternative and low-cost funding source for us, increased $12.0 million, or 492%, to $14.5 million at September 30, 2008, compared to $2.4 million at December 31, 2007.

We had no charge-offs during the nine months ended September 30, 2008, and our allowance for loan losses was 1.20% of gross loans at September 30, 2008.  We are committed to strong credit administration practices and monitor our portfolio as well as the market for any issues.

BankGreenville remains well-capitalized under the FDIC regulatory guidelines. We have no subprime loans in our portfolio, or any investments in Fannie Mae or Freddie Mac preferred stock.  Our goal is to continue to build on our strong foundation of traditional community banking fundamentals.

While we expect the economic and interest rate environment to continue to present challenges for the banking industry, we are glad to be a relationship-oriented local community bank and we remain positive about the Greenville market. We will continue to strive toward profitability and to focus on providing the highest quality of service to our clients and shareholders.

Thank you for your support as shareholders and clients, and we encourage you to contact us with any questions or needs.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

Statements contained in this document, which are not historical facts, are forward-looking statements.  Such forward-looking statements are estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties.  Certain factors which could cause our actual results to differ materially from those anticipated in our forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. Such factors include, but are not limited to, a downturn in the economy or real estate markets, greater than expected non-interest expenses or loan losses, and volatile credit and financial markets.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.